Exhibit 99.1

FOR RELEASE ON FRIDAY, JANUARY 27, 2012, AT 6:45 A.M. ET

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY REPORTS UPDATE FROM PHASE 2 STUDY OF SARIDEGIB PLUS

GEMCITABINE IN PATIENTS WITH METASTATIC PANCREATIC CANCER

– Infinity Stops Phase 2 Study Following Preliminary Analysis Showing Trial

Would Not Meet Primary Endpoint of Overall Survival –

– No Unexpected Adverse Events Observed in Study –

– Phase 2 Trials Exploring Distinct Biological Hypotheses in Myelofibrosis and

Chondrosarcoma Continuing –

– Company to Host Conference Call Today at 8:30 a.m. ET –

Cambridge, Mass. – January 27, 2012 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced interim data from its double-blind, randomized, placebo-controlled Phase 2 study comparing saridegib (also known as IPI-926) in combination with gemcitabine to placebo plus gemcitabine in 122 patients with previously untreated, metastatic pancreatic cancer. The primary endpoint of the Phase 2 study is overall survival.

While the final analysis is not complete, a preliminary analysis of data from the study that was completed yesterday showed a difference in survival favoring the placebo plus gemcitabine arm due to a higher rate of progressive disease in the saridegib plus gemcitabine arm. The median survival for patients receiving saridegib plus gemcitabine was less than the historical median survival for single-agent gemcitabine of approximately six monthsi, ii, as compared to a median survival for the placebo plus gemcitabine arm of greater than six months. The adverse events observed in both arms were consistent with the known safety profile of each agent, with no unexpected toxicities. Based on this interim analysis, Infinity is voluntarily stopping the trial. The company expects to present the final data after the analyses are complete.

“While the outcome of this study is disappointing, we continue to believe in the therapeutic potential of Hedgehog pathway inhibition. As the Hedgehog pathway plays distinctly different biological roles in myelofibrosis and chondrosarcoma, our Phase 2 trials in these disease settings are ongoing,” stated Julian Adams, Ph.D., president of research and development at Infinity. “We would like to especially acknowledge the patients and caregivers who have participated in this trial and thank them for their support.”

Infinity is conducting Phase 2 trials of saridegib as a single agent in myelofibrosis, an incurable malignancy of the bone marrow, and in chondrosarcoma, a rare and life-threatening cancer of the cartilage. Infinity expects to report data from its single-arm, exploratory Phase 2 trial of saridegib in up to 45 patients with myelofibrosis in the second half of 2012. The company expects to complete enrollment in its double-blind, randomized, placebo-controlled trial of saridegib in approximately 140 patients with metastatic or locally advanced, unresectable chondrosarcoma in the second half of 2012 and to report data from this trial in the first half of 2013.

Infinity has underway six clinical trials across three development programs, including saridegib, retaspimycin HCl (also known as IPI-504), a novel heat shock protein 90 inhibitor, and IPI-145, a potent, oral inhibitor of phosphoinositide-3-kinase delta and gamma. Infinity expects to report data from each of its three development programs in the second half of 2012.

“Despite the disappointment that this news represents, our financial foundation combined with the strength of our pipeline and team enable us to continue to invest in our pipeline of innovative product candidates,” stated Adelene Q. Perkins, president and chief executive officer at Infinity. “We remain committed to our vision of building a sustainable company that discovers, develops and delivers important new therapies to patients.”

Infinity expects to provide updated financial guidance during its fourth quarter earnings call to be scheduled for later this quarter.

Saridegib Update on January 31, 2012, Cancelled

Infinity’s planned review of the saridegib program on January 31, 2012, at the Hotel Sofitel in New York City has been cancelled.

Conference Call Information

Infinity will host a conference call on Friday, January 27, 2012, at 8:30 a.m. ET to discuss these results and provide an update on the company. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of the Hedgehog pathway, heat shock protein 90 and phosphoinositide-3-kinase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include the expectation that Infinity will report final data from the Phase 2 trial of saridegib; will report data from each of its development programs in the second half of 2012, including the ongoing Phase 2 trial of saridegib in patients with myelofibrosis; will complete enrollment in the ongoing Phase 2 trial of saridegib in patients with chondrosarcoma in the second half of 2012 and report data from this trial in the first half of 2013; and will provide updated financial guidance during its fourth quarter earnings call later this quarter. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma will continue for its expected term or that it will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended September 30, 2011, filed with the Securities and Exchange Commission on November 8, 2011. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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[i]

Moore MJ, Goldstein D, Hamm J, Figer A, Hecht JR, Gallinger S, et al. Erlotinib plus gemcitabine compared with gemcitabine alone in patients with advanced pancreatic cancer: a phase III trial of the National Cancer Institute of Canada Clinical Trials Group. J Clin Oncol 2007; 25:1960-6.

ii	Seitz JF, Dahan L, Ries P. Pemetrexed in pancreatic cancer. Oncology 2004; 18(13 Suppl 8):43-7.